Exhibit 1

IDENTIFICATION OF RELEVANT SUBSIDIARIES

Fortress Partners Securities LLC (“FPS LLC”) directly holds 751,986 Ordinary Shares.  Fortress Partners Fund LP (“FPF LP”) holds a 100% interest in FPS LLC.  Fortress Partners GP LLC (“FP GP LLC”) is the general partner of FPF L.P.  Fortress Principal Investment Holdings IV LLC (“Principal Holdings”) is the managing member of FP GP LLC.

Fortress Partners Offshore Securities LLC (“FPOS LLC”) directly holds 264,939 Ordinary Shares.  Fortress Partners Master Fund L.P. (“FPMF L.P.”) holds a 100% interest in FPOS LLC.  Fortress Partners Offshore Master GP LLC (“FPOM GP LLC”) is the general partner of FPMF L.P.  Fortress Partners Advisors LLC (“FP Advisors”) is the investment advisor for each of FPF L.P. and FPMF L.P.

Fortress Investment Holdings II LLC (“FIH II”) holds a 100% interest in FP Advisors.

Fortress Operating Entity I LP (“FOE I”) is the sole managing member of each of FPOM GP LLC, Principal Holdings and FIH II.

FIG Corp. is the general partner of FOE I.  FIG Corp. is wholly-owned by Fortress Investment Group LLC.